Exhibit 15.1

Date: April 26, 2024

056790.0002

KE Holdings Inc. 贝壳控股有限公司

the offices of Harneys Fiduciary (Cayman) Limited, 4/F, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands

Dear Sir or Madam

KE Holdings Inc. 贝壳控股有限公司 (the Company)

We have acted as legal advisers as to the laws of the Cayman Islands to the Company, an exempted company incorporated with limited liability in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission (the SEC) of an annual report on Form 20-F for the year ended 31 December 2023 (Form 20-F).

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors,” “Item 6. Directors, Senior Management and Employees—E. Share Ownership—Enforceability of Civil Liabilities” and “Item 10. Additional Information—E. Taxation—Cayman Islands” in the Form 20-F and further consent to the incorporation by reference in KE Holdings Inc.’s Registration Statements on Form S-8 (File No. 333-254262 and 333-273495) and Registration Statement on Form F-3 (File No. 333-264782) of the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors,” “Item 6. Directors, Senior Management and Employees—E. Share Ownership—Enforceability of Civil Liabilities” and “Item 10. Additional Information—E. Taxation—Cayman Islands.”

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels